Board of Directors Compensation Policy
December 16, 2010

Effective January 1, 2011

Policy Information

Document Title:	Board of Directors Compensation Policy
Content Owner:	Director of Human Resources and Administration
Certification of Compliance Contact:	N/A
Policy Category:	FHLBank Policy
FHLBank-Level Approver:	Policy Oversight Group
Board-Level Approver:	Full Board
Review Frequency:	Yearly
Initial Effective Date:	01/01/2010
Last Review Date:	12/17/2009
Next Review Date:	12/2011

Introduction

This FHLBank Policy, governed by the board of directors, governs the compensation of individuals serving as directors of the Federal Home Loan Bank of Topeka (FHLBank). Section 7(i) of the Federal Home Loan Bank Act (Bank Act) and 12 U.S.C. §1261.22 require the board annually to adopt a written compensation policy to provide for the payment of reasonable compensation and expenses to the directors for the time required of them in performing their duties as directors.

Purpose

Directors should be reasonably compensated for the time and effort exerted in the performance of their duties as a director of FHLBank. This policy establishes reasonable compensation for the activities and functions for which director attendance or participation is necessary and provides compensation reflecting the amount of time a director has spent on official FHLBank business. Differentials in meeting attendance fees for the chair, vice chair and the various committee chairs shall reflect the additional responsibility assumed by these directors.

Scope

Directors shall be compensated for attendance at board meetings. Directors shall not be compensated for attendance though telephone or video conference.

Policy

1. Compensation. Individuals serving as directors of FHLBank shall be paid a meeting fee for each day in physical attendance at a regular or special meeting of the board of directors and shall receive no other compensation from FHLBank other than reimbursement of expenses. The following table illustrates the maximum annual compensation to be paid to various board member positions. The daily meeting fee shall be the maximum in the table below divided by six.

Position	Maximum Annual Compensation
Director	$75,000
Vice Chair of Board	$85,000
Chair of Board	$100,000
Audit Committee Chair	$85,000
Compensation Committee Chair	$85,000
Operations Committee Chair	$85,000
Housing and Governance Committee Chair	$85,000
Risk Oversight Chair	$85,000

2. Number of Meetings. The board of directors shall hold at least six regular board meetings per year. Special meetings of the board of directors may be held as provided in the FHLBank’s bylaws.

3. Reimbursement of Expenses. Directors shall be entitled to reimbursement for all necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as provided in the Directors and Executive Officers Travel Policy, except that directors may not be paid for gift or entertainment expenses.

Policy Review

This policy shall be reviewed annually and revised as needed by the Director of Human Resources and Administration. Any such revisions shall be approved by the Policy Oversight Group and submitted for review and approval by the Compensation committee and the board of directors.